As filed with the Securities and Exchange Commission on August 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VARIAN MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2359345
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

3100 Hansen Way

Palo Alto, California 94304-1129

(Address of Principal Executive Offices) (Zip Code)

Varian Medical Systems, Inc.

2005 Deferred Compensation Plan

(Full title of the plan)

John. W. Kuo.

Senior Vice President, General Counsel and Corporate Secretary

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, California 94304-1129

(650) 493-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations	$150,000,000(1)	N/A	$150,000,000	$17,385

(1)    The deferred compensation obligations being registered are offered under the Varian Medical Systems, Inc. 2005 Deferred Compensation Plan, as amended and restated (the “DCP”), and are unsecured obligations of Varian Medical Systems, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms and conditions of the DCP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the DCP covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K (File No. 1-7598) for the fiscal year ended September 30, 2016.

(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-7598), since September 30, 2016.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

This Registration Statement covers deferred compensation obligations that may be offered under the DCP. The deferred compensation obligations issuable under the DCP represent the Registrant’s obligations to pay to participants in the DCP certain compensation amounts that the participants have elected to defer under the DCP.

The DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to the Registrant’s non-employee directors) in a manner similar to the way in which the Registrant’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code (the “Code”).

Additionally, in order to make retirement contributions that the Registrant could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Code limitations, for each plan year, the Registrant in its sole discretion can make supplemental contributions (“Registrant Supplemental Contributions”) equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments over the compensation limit imposed by Section 401(a)(17) of the Code and (b) the Registrant’s matching contribution rate under the Registrant’s 401(k) plan. Further, the Registrant may, on a discretionary basis, credit additional amounts on behalf of participants in the DCP (these discretionary contributions, together with any Registrant Supplemental Contributions, “Registrant Contributions”).

Amounts deferred by a participant and Registrant Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation and Management Development Committee of the Registrant’s Board of Directors (the “Compensation Committee”), as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for participants who retire from the Registrant. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Registrant Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Registrant Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon a participant’s retirement). Non-retirement separations from service generally will result in payments being made in the form of a single lump sum.

Deferred amounts are the Registrant’s general unsecured obligations and are subject to claims by our creditors. The Registrant’s general assets or assets in an existing rabbi trust may be used to fund the Registrant’s payment obligations and pay DCP benefits.

The Registrant may terminate the DCP by action of its Board of Directors, in which event benefits will be distributed as soon as the plan and Section 409A of the Code permit.

The following summary is qualified in its entirety by reference to the DCP document, which has been previously filed as Exhibit No. 10.2 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended January 2, 2009 (File No. 1-7598).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Article X of the Registrant’s Restated Certificate of Incorporation eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of a director’s fiduciary duty, except for liability: (1) under Section 174 of the Delaware General Corporation Law; (2) for breach of a director’s duty of loyalty to the Registrant or its stockholders; (3) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law grants to each corporation organized thereunder the power to indemnify its officers and directors for certain acts. Article IX of the Registrant’s By-laws sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant. Article IX provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the

Registrant as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law and any other applicable laws, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the Registrant, the Registrant shall provide such indemnification only if such proceeding was authorized by the Registrant’s Board of Directors.

The Registrant has, and intends in the future to enter into agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By-laws. The indemnification agreements require the Registrant, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers, directors, employees, trustees, partners, agents or fiduciaries of the Registrant (but not for liabilities arising from conduct entered into in bad faith or conduct which the officer or director did not reasonably believe to be in the best interest of the Registrant), and to advance sums covering the expenses they incurred as a result of any proceeding against them with respect to which they are indemnified under such indemnification agreement.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately following the signature pages to the Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 21st day of August 2017.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ John W. Kuo
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Dow R. Wilson, Gary E. Bischoping, Jr. and John W. Kuo, each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, in any and all capacities, to sign the Registration Statement on Form S-8 of the Registrant, and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dow R. Wilson	President and Chief Executive Officer and Director	August 21, 2017
Dow R. Wilson	(Principal Executive Officer)

/s/ Gary E. Bischoping, Jr.	Senior Vice President, Finance and Chief Financial Officer	August 21, 2017
Gary E. Bischoping, Jr.	(Principal Financial Officer)

/s/ Magnus A. Momsen	Senior Vice President, Chief Accounting Officer and Corporate Controller	August 21, 2017
Magnus A. Momsen	(Principal Accounting Officer)

/s/ R. Andrew Eckert	Chairman of the Board of Directors	August 21, 2017
R. Andrew Eckert

/s/ Timothy E. Guertin	Vice Chairman of the Board	August 21, 2017
Timothy E. Guertin

/s/ Josè Baselga	Director	August 21, 2017
Josè Baselga

/s/ Susan L. Bostrom	Director	August 21, 2017
Susan L. Bostrom

/s/ Judy Bruner	Director	August 21, 2017
Judy Bruner

/s/ Jean-Luc Butel	Director	August 21, 2017
Jean-Luc Butel

/s/ Regina E. Dugan	Director	August 21, 2017
Regina E. Dugan

/s/ David J. Illingworth	Director	August 21, 2017
David J. Illingworth

/s/ Mark R. Laret	Director	August 21, 2017
Mark R. Laret

EXHIBIT INDEX

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	Registrant’s Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Form 8-K Current Report filed as of August 18, 2014, File No. 1-7598)

4.2	Registrant’s By-Laws, as amended, effective November 18, 2016 (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Form 8-K Current Report filed as of November 21, 2016, File No. 1-7598).

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP.

15.1*	Letter Regarding Unaudited Interim Financial Information.

23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Varian Medical Systems, Inc. 2005 Deferred Compensation Plan, as amended and restated (incorporated by reference to Exhibit No. 10.2 of the Registrant’s Form 10-Q Quarterly Report for the quarter ended January 2, 2009, File No. 1-7598)

*	Filed herewith.